EXHIBIT 99.1
Fastenal Company Reports 2015 Annual and Fourth Quarter Earnings
WINONA, Minn., January 15, 2016 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter and year ended December 31, 2015. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended December 31:

	Twelve-month Period			Three-month Period
	2015	2014	Change	2015	2014	Change
Net sales	$3,869,187	3,733,507	3.6%	$922,793	926,254	-0.4%
Business days	254	253		63	62
Daily sales	$15,233	14,757	3.2%	$14,648	14,940	-2.0%
Pre-tax earnings	$826,020	787,434	4.9%	$178,205	188,819	-5.6%
% of sales	21.3%	21.1%		19.3%	20.4%
Net earnings	$516,361	494,150	4.5%	$111,904	118,391	-5.5%
Net earnings per share (basic)	$1.77	1.67	6.0%	$0.39	0.40	-2.5%
BUSINESS UPDATE
Fastenal is a growth focused organization and we constantly strive to make investments into the growth drivers of our business. These investments typically center on people. By adding more people we add to our ability to interact with and to serve our customers from our local store and to back them up in some type of support role. In recent years this investment has also centered on more FAST Solutions® (industrial vending) devices to serve our customers’ needs on a 24 hours a day, 7 days a week basis.
The table below summarizes our store employee count and our total employee count at the end of the periods presented. This is intended to demonstrate the energy (or capacity) added. Later in this document we discuss the average full-time equivalent employee count to help explain the expense trends in more detail. The final two items below summarize our investments in FAST Solutions® (industrial vending) devices and in store locations.

	Q4 2014	Q4 2015	Twelve-month % Change
End of period total store employee count	12,293	13,961	13.6%
Change in total store employee count		1,668
End of period total employee count	18,417	20,746	12.6%
Change in total employee count		2,329
FAST Solutions® (industrial vending) machines (installed device count)	46,855	55,510	18.5%
Number of store locations	2,637	2,622	-0.6%
For a quick recap of some positive and negative aspects of our business, we would note the following:
Positive –

(1)	During 2015, we added 1,668 people into our stores. We stated in January 2015 we would add people in an aggressive fashion during 2015. This is the result.

(2)
After several years of holding back on store openings and even contracting our total store base, we plan to expand our pace of store openings in 2016 with a goal of opening 60 to 75 new stores (an increase of approximately 2% to 3% over our number of stores as of December 31, 2015). We opened 41 and 24 stores in 2015 and 2014, respectively, and we closed or consolidated 50 and 73 stores in 2015 and 2014, respectively.

(3)
We are seeing a very strong pace of national account signings. During 2015, we signed more new contracts (defined as new customer accounts with a multi-site contract) with national account customers than in 2014. This increase reversed the declining trend in the previous year. Similar to last quarter, the business with our top 100 national account customers (representing approximately 25% of sales) experienced poor sales results in the fourth quarter of 2015, with net sales contraction of approximately 4.3%, while sales to our remaining national account customers (representing approximately 22% of sales) grew approximately 8.1%.

(4)
We have also seen an expansion of our Onsite business (defined as dedicated sales and service provided from within the customer's facility) during 2015. During the year we signed 82 new Onsite customer locations.

(5)
We converted approximately 800 stores to the CSP 2016 (Customer Service Project 2016) format in the fourth quarter of 2015. This merchandising footprint, disclosed at our November 2015 Investor Day, involves expanded inventory placement at our store locations to enhance same-day capabilities.

Negative –

(1)
2015 was hit hard by a slowdown in our business with customers connected to the oil and gas industry. Those customers include direct industry participants as well as other customers serving those participants.

(2)	2015 was negatively affected by a strong U.S. dollar, relative to other currencies, which hurts our U.S. customer base (which accounts for approximately 89% of sales).

(3)	The net sales of our Canadian business, which grew about 4% in 'local currency' during the fourth quarter of 2015, slowed from 6% growth in the third quarter of 2015.

(4)
During the fourth quarter of 2015 we decided to terminate our manufacturing joint venture in Brazil and settled several unrelated disputes. These items resulted in approximately $4 million of additional expense in the quarter. We listed these as negative due to the immediate financial impact, but consider these to be positive developments allowing us to focus on growth.

(5)	In late November 2015, and even more so in late December 2015, we experienced a greater frequency and longer duration of customer plant shutdowns related to the holiday season.

The following sections contain an overview of Sales and Sales Trends and Cash Flow Impact Items which contain a more in-depth discussion of the following:

1.	Sales growth, monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
This document is laid out with a brief narrative and supplemental information focusing on the most important aspects of our business in the current environment. Those aspects include: (1) what’s driving the weakness in sales growth, (2) how did we get such strong operating leverage (i.e., growth in operating income versus growth in net sales), and (3) what is happening within the cash flow statement as we have been buying back some of our common stock.
The most important thing to note before you read this is to remember Fastenal is several businesses within itself; a fastener distributor (about 40% of our business) and a non-fastener distributor (about 60% of our business).
FASTENER SALES
First and foremost, we are a fastener distributor. We have been in this business for almost 50 years. We are good at it. We have strong capabilities at sourcing and procurement, at quality control, at logistics, and at local customer service. Each of these capabilities is focused on the customer at the end of the supply chain. This business is split about 60% production/construction needs and about 40% maintenance needs. The former is a great business, but it can be cyclical because about 75% of our manufacturing customer base is engaged in some type of heavy manufacturing. The sale of production fasteners is also a sticky business in the short-term as it is expensive and time consuming for our customers to change their supplier relationships. While our customer base values the capabilities we bring to the table, in the last twelve months this group of customers has seen a contraction in its production and therefore its need for fasteners. During this time frame, our fastener product line has seen its daily growth decrease from about 10% growth in the last six months of 2014 to about 6% contraction in the fourth quarter of 2015. Said another way, our market share gains continue to be strong, but the contraction from our existing customers, plus some price deflation, has eliminated our growth and created contraction.
NON-FASTENER SALES
Second, we have a non-fastener maintenance and supply business. We have actively pursued this business in the last 20 to 25 years. The capabilities we developed as a fastener distributor, described above, provide a backbone to growing this ‘newer’ business. This backbone has been enhanced in the last five years with our added capabilities in industrial vending. Given our local customer service, we believe we have a structural advantage in the industrial vending business. There is more to industrial vending than the device or the financial resources to deploy; we believe the ability to replenish with a local team from an integrated supply chain network (i.e., the 'Team behind the Machine') is critical to the long-term success of this channel. Because of these capabilities, the non-fastener business remains more resilient. However, similar to our fastener business, our non-fastener business has weakened in the last twelve months. During this time frame, our non-fastener product line has seen its daily sales growth decrease from about 18% growth in the last six months of 2014 to about 1% growth in the fourth quarter of 2015.
Please read through the detailed Sales and Sales Trends section later in this document for additional insight.
Our gross profit decreased from 50.5% in both the fourth quarter of 2014 and third quarter of 2015 to 49.9% in the fourth quarter of 2015. The relationship between sales and gross profit depends on our success within our large account business (an area that is still under-represented in our customer mix). The large account end market produces a below average gross profit; however, as demonstrated in recent quarters, it leverages our existing network of capabilities and allows us to enjoy strong incremental operating income growth. This customer mix change (large versus smaller), as well as our product mix change (from fasteners to non-fasteners), over time are a constant drain on our gross profit, a trend we expect to continue in the future. However, this trend had limited relevance in the fourth quarter of 2015. Rather, we saw a noticeable squeezing of discretionary spending by our customers in November and December of 2015 (see related discussion about 2015 later in 'summarizing comments'), which produced a noticeable drop in the sale of less frequently purchased products. This resulted in all of the drop in gross profit, when compared to the third quarter of 2015 and substantially all of the change from the fourth quarter of 2014. We believe this to be a temporary issue; however, we don’t know when this drop will subside. Our gross profit is also impacted by supplier incentives. With weaker net sales growth and our tight management of inventory levels, the growth of spending with our suppliers is lower; hence, our supplier incentives are reduced.
In regards to operating expenses, we added 2,329 people to the Fastenal organization in the last twelve months (about 81% of these people were added to a store or some other type of selling location). This provided a meaningful increase in our capacity. However, we needed to fund this increased capacity. We did this by (1) managing our total operating and administrative expenses outside of payroll related costs, and (2) managing our hours worked in a very focused site by site fashion (our store headcount grew by 13.6% in the last twelve months, but our average full-time equivalent store headcount only grew by 10.2%). These two items allowed us to invest in store personnel and fund that investment in a weak economic environment. Below is a quick recap of our full-time equivalent headcount to supplement the information discussed earlier in this document:

	Q4 2014	Q4 2015	Twelve-month % Change
Average full-time equivalent store employee count	10,376	11,436	10.2%
Average full-time equivalent employee count	15,512	16,901	9.0%
Note – Full-time equivalent is based on 40 hours per week.
We touched on our industrial vending earlier, but here is a quick recap: During the fourth quarter of 2015, we signed 4,016 devices (we signed 4,689 devices in the third quarter of 2015 and we signed 4,108 devices during the fourth quarter of 2014), our installed device count on December 31, 2015 was 55,510 (an increase of 18.5% over December 31, 2014), and the percent of total net sales to customers with industrial vending was 43.9%. Our total daily sales to customers with industrial vending grew 0.7% over the fourth quarter of 2014. However, daily sales of non-fastener products to customers with vending grew 3.6%, while daily sales of fasteners to customers with vending contracted 7.9%.
Finally, some thoughts on capital allocation: During the latter half of 2014 and throughout 2015, we have been modifying our capital allocation by buying back some stock. This is in response to several factors. The first centers on our external valuation. Our relative stock valuation has weakened over the last several years, which prompted us to reassess our cash deployment. To this end, we have spent approximately $337 million buying back stock in the last six quarters and have repurchased approximately 2.7% of our outstanding shares from the start of this time frame. We are mindful of our shareholders’ expectations relative to our dividend paying history and have primarily funded this buyback with debt. Over the last three to four years, we had dramatically increased our capital expenditures, relative to our net earnings, for the rapid deployment of distribution automation and industrial vending. These investments will continue in the future; however, we expect capital expenditures, relative to our net earnings, will moderate and will allow us to continue to fund our cash needs for our day-to-day business primarily from continuing operations. Please read through the detailed Cash Flow Impact Items section, and the Consolidated Statements of Cash Flows later in this document, for additional insight.
SALES AND SALES TRENDS
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure these products is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.
Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase our activity with them. However, execution is hard work. First, we recruit service-minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we have a great team behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund our growth and to support the needs of our customers.
SALES GROWTH
Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and daily sales were as follows:

	Twelve-month Period		Three-month Period
	2015	2014	2015	2014
Net sales	$3,869,187	$3,733,507	$922,793	$926,254
Percentage change	3.6%	12.2%	-0.4%	13.8%
Business days	254	253	63	62
Daily sales	$15,233	14,757	$14,648	14,940
Percentage change	3.2%	12.7%	-2.0%	15.7%
Impact of currency fluctuations (primarily Canada)	-1.2%	-0.5%	-1.3%	-0.6%
The decrease in net sales in the three-month period came primarily from a drop in our customers' discretionary spending (see related discussion earlier in this document regarding gross profit), as well as a greater frequency of customer plant shutdowns (see related discussion about 2015 later in 'summarizing comments'), primarily in November and December of 2015. The increase in net sales in the twelve-month periods noted for 2015 and 2014, and three month period for 2014, came primarily from higher unit sales. The higher unit sales resulted primarily from increases in sales at older store locations and to a lesser degree the opening of new store locations in the last several years. Net sales were also impacted by some price deflation in our fastener products, which was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our FAST Solutions® (industrial vending) initiative has stimulated faster growth with a subset of our customers. The impact on net sales of the change in currencies in foreign countries (primarily Canada) relative to the United States dollar is noted in the table above.
MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	12.0%	8.6%	5.6%	6.1%	5.3%	3.7%	3.2%	1.6%	-0.3%	-0.8%	-1.1%	-3.8%
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%
2013	6.7%	8.2%	5.1%	4.8%	5.3%	6.0%	2.9%	7.2%	5.7%	7.7%	8.2%	6.7%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2015 group – opened 2013 and earlier, 2014 group – opened 2012 and earlier, and 2013 group – opened 2011 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	11.2%	7.8%	4.8%	5.4%	4.6%	3.2%	2.6%	1.0%	-0.9%	-1.1%	-2.1%	-5.0%
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
2013	5.0%	6.5%	3.4%	3.1%	3.5%	4.3%	1.4%	5.5%	4.2%	6.1%	6.2%	4.9%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2015 group – opened 2010 and earlier, 2014 group – opened 2009 and earlier, and 2013 group – opened 2008 and earlier). This group, which represented about 90% of our total sales in 2015, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2015	10.8%	7.2%	4.8%	5.6%	4.6%	3.1%	3.1%	1.3%	-1.1%	-1.0%	-1.8%	-5.3%
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
2013	3.2%	5.6%	2.3%	2.0%	2.7%	3.4%	0.6%	4.7%	3.2%	5.3%	6.1%	4.8%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our net sales growth over the last several years. During the years 2013, 2014, and 2015, it lowered our net sales growth by 0.2%, 0.5%, and 1.2%, respectively.
During the first half of 2013, the fastener product line was heavily impacted by our industrial production business. These customers utilize our fasteners in the manufacture/assembly of their finished products. The end markets with the most pronounced weakening included heavy machinery manufacturers with exposure to: mining, military, agriculture, and construction. The daily sales growth in July 2013 and December 2013 were negatively impacted by the timing of the July 4th holiday (Thursday in 2013 versus Wednesday in 2012) and the Christmas/New Year holiday (Wednesday in 2013 versus Tuesday in 2012). This resulted in a 'lone' business day on Friday, July 5, 2013, in which many of our customers were closed, and three distinct one to two day work periods in the last two weeks of December 2013. The December 2013 impact was amplified due to poor weather conditions.
Our sales to customers engaged in light and medium duty manufacturing (largely related to consumer products) began to improve late in 2013 and into 2014. This made sense given the trends in the PMI Index at that time. In the first quarter of 2014, our sales growth was hampered in January and February due to a weak economy and foreign exchange rate fluctuations (primarily related to the Canadian dollar); however, the biggest impact was a severe winter in North America and its negative impact on our customers and our trucking network. In March 2014, the weak economy and negative foreign exchange rate fluctuations continued; however, the weather normalized and our daily sales growth expanded to 11.6%. This double digit growth in March was helped by the Easter timing (April in 2014). In the second quarter of 2014, the negative impact of the Easter timing was felt, and then a 'less noisy' picture emerged in May and June. Our sales to customers engaged in heavy machinery manufacturing (primarily serving the mining, military, agricultural, and construction end markets), which represents approximately one fifth of our business, had a very weak 2013, but stabilized late in 2013 and improved in 2014.
During 2015, our business weakened. As mentioned earlier in this document and in prior quarterly disclosures, the weakening initially involved customers tied to the oil and gas sector, but grew during the course of the year to include customers across additional industries and in geographic areas not typically associated with the oil and gas sector. In November and December one distinct trend emerged involving customer plant shutdowns. This is not uncommon during the holiday season; however, we experienced a greater frequency and duration of shutdowns than in prior years during both late November and late December, with the trend more pronounced in late December.
Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April 2015, in April 2014, and in March 2013), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples).
The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame will serve to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is comparable. The '2015', '2014', and '2013' lines represent our actual sequential daily sales changes. The '15Delta', '14Delta', and '13Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative Change from Jan. to Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	15.9%
2015	-3.6%	-0.1%	4.2%	-2.1%	3.4%	0.9%	-4.3%	4.1%	-0.9%	-2.0%	2.9%
15Delta	-4.4%	-2.3%	0.4%	-2.5%	0.3%	-1.8%	-2.2%	1.6%	-4.6%	-0.8%	-13.0%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	0.3%
2013	-0.4%	2.0%	3.4%	-1.1%	1.0%	3.2%	-5.5%	5.5%	2.9%	-2.9%	8.2%
13Delta	-1.2%	-0.2%	-0.4%	-1.5%	-2.1%	0.5%	-3.4%	3.0%	-0.8%	-1.7%	-7.7%

(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2015	6.9%	3.8%	1.1%	-2.2%	2.3%
2014	9.0%	11.2%	13.7%	13.8%	12.0%
2013	7.0%	5.9%	4.7%	7.2%	6.3%
As indicated earlier, our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and operations). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (just under 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers. From a company perspective, sales growth rates of fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2015	5.5%	0.0%	-4.4%	-6.2%	-1.4%
2014	1.6%	5.5%	9.9%	11.4%	6.9%
2013	1.7%	1.9%	1.0%	1.9%	1.6%

By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, sales growth rates of non-fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2015	11.7%	9.0%	5.9%	1.2%	6.8%
2014	14.2%	17.1%	17.6%	19.0%	17.2%
2013	10.8%	8.5%	8.9%	12.0%	10.1%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our strong FAST Solutions® (industrial vending) program. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2015	6.2%	1.6%	-1.7%	-6.1%	-0.2%
2014	2.9%	7.5%	9.3%	12.6%	7.8%
2013	2.9%	0.7%	3.9%	2.8%	2.5%

Our non-residential construction business is heavily influenced by the industrial economy, particularly the energy sector. The volatility and weakness of energy prices has weakened this business, particularly in the last three quarters.
A graph of the sequential daily sales trends to these two end markets in 2015, 2014, and 2013, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

Non-Residential Construction
CASH FLOW IMPACT ITEMS
As indicated earlier, we included this section to provide some added insight into the items that impact our cash flow.
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	December 31:			Twelve-month Dollar Change		Twelve-month Percentage Change
	2015	2014	2013	2015	2014	2015	2014
Accounts receivable, net	$468,375	462,077	414,331	6,298	47,746	1.4%	11.5%
Inventories	$913,263	869,224	784,068	44,039	85,156	5.1%	10.9%
Operational working capital(1)	$1,381,638	1,331,301	1,198,399	50,337	132,902	3.8%	11.1%

Sales in last two months	$584,814	569,954	502,868	14,860	67,086	2.6%	13.3%
(1) For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in net accounts receivable noted above was comparative to our sales growth in the final two months of the period. The strong growth in recent years of our international business and of our large customer accounts has created meaningful difficulty with managing the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded Fastenal brands (private label), (5) expanded industrial vending solutions,

(6) national accounts growth, (7) international growth, and (8) expanded stocking breadth at individual stores. While all of these items impacted both 2015 and 2014, items (3) through (8) had the greatest impact.
ACQUISITION
On October 31, 2015 we acquired certain assets of Fasteners, Inc., a regional industrial and construction supply distributor with store locations in the states of Washington, Idaho, Oregon, and Montana. The business did not have a material impact on our 2015 financial results (there were some balance sheet impacts of the all cash acquisition, as noted in our statements of cash flow). The acquisition is not expected to have a material impact on our overall sales in 2016.
BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the fourth quarter of 2015, we generated $144,955 (or 129.5% of net earnings) of operating cash flow (this was 140.6% in the same period in 2014). During all of 2015, we generated $546,940 (or 105.9% of net earnings) of operating cash flow (this was 101.1% in 2014). Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above. During 2014 and 2015, we incurred some debt to fund capital expenditures, purchases of our common stock, and payments of dividends as further discussed earlier in this document. This was expected and is expected to continue into 2016.
Our dividends (on a per share basis) were as follows in 2015 and 2014:

	2015	2014
First quarter	$0.28	0.25
Second quarter	0.28	0.25
Third quarter	0.28	0.25
Fourth quarter	0.28	0.25
Total	$1.12	1.00
On January 14, 2016, our board of directors declared a dividend of $0.30 per share to be paid in cash on February 26, 2016 to shareholders of record at the close of business on January 29, 2016.
STOCK PURCHASES
During 2015 and 2014, we purchased 7,100,000 and 1,200,000 shares, respectively, of our common stock at an average price of approximately $41.26 and $44.12 per share, respectively. We currently have authority to purchase up to an additional 2,900,000 shares of our common stock.
CONFERENCE CALL TO DISCUSS ANNUAL AND QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the annual and quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2015 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2016.

ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, trend, target, and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, difficulty in hiring, relocating, training or retaining qualified personnel, failure to accurately predict the number of North American markets able to support stores or to meet store opening goals, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position or our need to make capital expenditures, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature, price or availability of distribution and supply chain technologies, or other technology (including software licensed from third parties) and services related to that technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

	December 31, 2015	December 31, 2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$129,019	114,496
Trade accounts receivable, net of allowance for doubtful accounts of $11,729 and $12,619, respectively	468,375	462,077
Inventories	913,263	869,224
Deferred income tax assets	—	21,765
Prepaid income taxes	22,558	—
Other current assets	131,561	115,703
Total current assets	1,664,776	1,583,265

Property and equipment, net	818,889	763,889
Other assets, net	48,797	11,948

Total assets	$2,532,462	2,359,102

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of debt	$62,050	90,000
Accounts payable	125,973	103,909
Accrued expenses	185,143	174,002
Income taxes payable	—	7,442
Total current liabilities	373,166	375,353

Long-term debt	302,950	—
Deferred income tax liabilities	55,057	68,532

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 289,581,682 and 295,867,844 shares issued and outstanding, respectively	2,896	2,959
Additional paid-in capital	2,024	33,744
Retained earnings	1,842,772	1,886,350
Accumulated other comprehensive loss	(46,403)	(7,836)
Total stockholders’ equity	1,801,289	1,915,217

Total liabilities and stockholders’ equity	$2,532,462	2,359,102

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$3,869,187	3,733,507	922,793	926,254

Cost of sales	1,920,253	1,836,105	462,221	458,690
Gross profit	1,948,934	1,897,402	460,572	467,564

Operating and administrative expenses	1,121,590	1,110,776	282,181	278,785
Gain on sale of property and equipment	(1,411)	(964)	(751)	(242)
Operating income	828,755	787,590	179,142	189,021

Interest income	373	759	74	122
Interest expense	(3,108)	(915)	(1,011)	(324)

Earnings before income taxes	826,020	787,434	178,205	188,819

Income tax expense	309,659	293,284	66,301	70,428

Net earnings	$516,361	494,150	111,904	118,391

Basic net earnings per share	$1.77	1.67	0.39	0.40

Diluted net earnings per share	$1.77	1.66	0.39	0.40

Basic weighted average shares outstanding	291,453	296,490	289,591	296,038

Diluted weighted average shares outstanding	292,045	297,313	290,061	296,784

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net earnings	$516,361	494,150
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisitions:
Depreciation of property and equipment	86,071	72,145
Gain on sale of property and equipment	(1,411)	(964)
Bad debt expense	8,769	11,480
Deferred income taxes	8,290	1,760
Stock-based compensation	5,841	7,039
Excess tax benefits from stock-based compensation	(3,390)	(2,094)
Amortization of non-compete agreements	527	527
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(20,608)	(63,418)
Inventories	(47,830)	(87,622)
Other current assets	(15,778)	(7,510)
Accounts payable	20,617	12,501
Accrued expenses	11,141	25,263
Income taxes	(26,610)	34,405
Other	4,950	1,730
Net cash provided by operating activities	546,940	499,392

Cash flows from investing activities:
Purchases of property and equipment	(155,168)	(189,474)
Cash paid for acquisitions	(23,493)	(5,575)
Proceeds from sale of property and equipment	9,941	5,819
Net decrease in marketable securities	—	451
Net increase in other assets	(11,907)	(2)
Net cash used in investing activities	(180,627)	(188,781)

Cash flows from financing activities:
Borrowings under credit facility	1,215,000	705,000
Payments against credit facility	(955,000)	(615,000)
Proceeds from exercise of stock options	19,099	7,697
Excess tax benefits from stock-based compensation	3,390	2,094
Purchases of common stock	(292,951)	(52,942)
Payments of dividends	(327,101)	(296,581)
Net cash used in financing activities	(337,563)	(249,732)

Effect of exchange rate changes on cash and cash equivalents	(14,227)	(4,889)

Net increase in cash and cash equivalents	14,523	55,990

Cash and cash equivalents at beginning of year	114,496	58,506

Cash and cash equivalents at end of year	$129,019	114,496

Supplemental disclosure of cash flow information:
Cash paid during each year for interest	$3,103	915
Net cash paid during each year for income taxes	$327,034	257,514

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282